Exhibit 99.1

WhiteHorse Finance, Inc. Announces Closing of Offering of $25.0 Million Notes Due 2028

NEW YORK, NY, December 6, 2021 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced that it has sold in a private offering, $25.0 million aggregate principal amount of its 4.25% Notes due 2028 (the “2028 Notes”). The 2028 Notes were offered only to a qualified institutional buyer (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) in reliance on Section 4(a)(2) of the Securities Act. The Company intends to use the net proceeds from this offering to refinance and/or redeem existing debt and/or for general corporate purposes.

The 2028 Notes are unsecured and bear interest at a rate of 4.25% per year, payable semiannually. This interest rate is subject to increase (up to 5.25%) in the event that, subject to certain exceptions, the 2028 Notes cease to have an investment grade rating. The 2028 Notes will mature on December 6, 2028, unless redeemed, purchased or prepaid prior to such date by the Company or its affiliates in accordance with their terms.

The 2028 Notes have not and will not be registered under the Securities Act, and the 2028 Notes may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with over $45 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

Robert Brinberg

Rose & Company

212-257-5932

whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.